                                                                      EXHIBIT 99

D&E COMMUNICATIONS, INC.                                      NEWS RELEASE

FOR IMMEDIATE RELEASE                                         CONTACT PERSON:

May 15, 2003                                                  W. Garth Sprecher
                                                              (717)738-8304

                D&E Communications Reports First Quarter Results

Ephrata, Pennsylvania - D&E Communications, Inc. ("D&E") (Nasdaq: DECC), a leading provider of integrated communications services in central and eastern Pennsylvania, today announced the following operating results:

                                                  (Unaudited)

                                         (in thousands except per share amounts)

                                                  Quarter Ended March 31
                                            2003           2002           Change
                                            ----           ----           ------
Operating Revenues                       $ 42,085       $ 19,577        $ 22,508
Operating Income                            5,203            237           4,966
Income (loss) from continuing                 455           (805)          1,260
operations
Net income (loss)                        $    708       $   (808)       $  1,516
Basic and Diluted
   Earnings (Loss)
   Per Common Share                      $   0.05       ($  0.11)       $   0.16


"We are pleased with our progress in the first three months of 2003," said G. William Ruhl, CEO of D&E. "The quarter showed strong growth in our competitive local exchange carrier segment, with line count increasing 10 percent and our DSL subscriber count growing 9 percent in our edge-out markets. In addition, we completed the sale of Conestoga Wireless Company and introduced a new product to accelerate web surfing for our dial-up Internet subscribers. We also are focusing on marketing converged voice and data products in our Systems Integration segment."

RESULTS OF OPERATIONS

The following table is a summary of our operating results by segment for the three months ended March 31, 2003 and 2002:

                                                                                                         CORPORATE,
                                                              INTERNET        SYSTEMS     CONESTOGA      OTHER AND    TOTAL
                                     RLEC         CLEC        SERVICES      INTEGRATION   WIRELESS      ELIMINATIONS  COMPANY
                                     ----         ----        --------      -----------   --------      ------------  -------
       MARCH 31, 2003 (1)
Revenues - External                $25,746      $ 8,386       $ 1,269       $ 5,171       $   456       $ 1,057       $42,085
Revenues - Intercompany              1,956          150           151            10             4        (2,271)           --
                                   -------      -------       -------       -------       -------       -------       -------
Total Revenues                      27,702        8,536         1,420         5,181           460        (1,214)       42,085
                                   -------      -------       -------       -------       -------       -------       -------
Depreciation and Amortization        7,766          975           169           424            --           217         9,551
Other Operating Expense             12,224        8,522         1,427         5,920           840        (1,602)       27,331
                                   -------      -------       -------       -------       -------       -------       -------
Total Operating Expenses            19,990        9,497         1,596         6,344           840        (1,385)       36,882
                                   -------      -------       -------       -------       -------       -------       -------
Operating Income (Loss)              7,712         (961)         (176)       (1,163)         (380)          171         5,203
                                   -------      -------       -------       -------       -------       -------       -------


       MARCH 31, 2002 (1)

Revenues - External                $10,600      $ 1,689       $   880       $ 5,490          $---       $   918       $19,577
Revenues - Intercompany                846          107             6             7            --          (966)           --
                                   -------      -------       -------       -------       -------       -------       -------
Total Revenues                      11,446        1,796           886         5,497            --           (48)       19,577
                                   -------      -------       -------       -------       -------       -------       -------
Depreciation and Amortization        3,117          245            98           314            --           107         3,881
Other Operating Expenses             6,039        2,424         1,076         5,880            --            40        15,459
                                   -------      -------       -------       -------       -------       -------       -------
Total Operating Expenses             9,156        2,669         1,174         6,194            --           147        19,340
                                   -------      -------       -------       -------       -------       -------       -------
Operating Income (Loss)              2,290         (873)         (288)         (697)           --          (195)          237
                                   -------      -------       -------       -------       -------       -------       -------


(1)   We acquired Conestoga Enterprises, Inc. on May 24, 2002.


D&E's results for the three months ended March 31, 2003 reflect the completion of its acquisition of Conestoga Enterprises, Inc. on May 24, 2002. Consolidated operating revenues from continuing operations increased $22,508, or 115.0%, to $42,085 for the first quarter of March 31, 2003, from $19,577 in the same period of 2002. The revenue increase was primarily due to the inclusion of Conestoga's revenues, totaling $24,051, with no amount included in 2002 prior to its acquisition on May 24, 2002. The former D&E operating divisions realized a $1,543 decrease in revenues resulting from Systems Integration decreases more than offsetting increases in CLEC and Internet Services revenues. The System Integration decline was primarily related to reductions in customer spending for communications related infrastructure that we believe is a result of a slowing economy. Consolidated operating income from continuing operations increased $4,966, to $5,203, for the first quarter of 2003, from $237 in the same period of 2002. Operating income as a percentage of revenue increased to 12.4% in the first quarter of 2003, compared to 1.2% in the same period of 2002. D&E's earnings per common share for the first quarter 2003 were $0.05 per share compared to a loss of $0.11 in the same period of 2002. Earnings per share from continuing operations was $0.03 in the first quarter of 2003 compared to $0.11 loss in the same period of 2002.


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Other income and expense was a net expense of $4,417 in the first quarter of
2003, compared to a net expense of $1,176 in the same period of 2002. Our equity in the losses of our European affiliates increased to $678 in the first quarter of 2003 from $475 in the same period of 2002. Interest expense increased to $4,595 in the first quarter of 2002, compared to $708 in the same period of 2002, primarily as a result of increased borrowings to complete the Conestoga acquisition on May 24, 2002. Other income increased $849 in 2003 from the prior year, primarily from a $1,204 dividend received, and discounted to a present value of $801, on our investment in our primary lender, compared with $94 received in the first quarter of 2002.

Income taxes were $315 in the first quarter of 2003 compared to a benefit of $150 in the same period of 2002. Discontinued paging operations resulted in a loss of $7 after tax in the first quarter of 2002 versus a loss of $3 in the first quarter of 2002, which did not include Conestoga's paging business before the acquisition. In 2003 we recorded $260 of income after taxes for the cumulative effect of adopting Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" effective January 1, 2003. The adjustment represents the cumulative estimate of cost of removal charged to depreciation expense in earlier years. Our net income was $708, or $0.05 per share (including $0.02 for the cumulative effect of SFAS No. 143), in the first quarter of 2003 compared to a net loss of $808, or $0.11 per share, in the first quarter of 2002.

SEGMENT RESULTS

Total RLEC revenues grew 142.0%, to $27.7 million, in the first quarter of 2003, from $11.4 million in the same period last year. The Conestoga acquisition added $16.0 million of revenue, while D&E RLEC revenues increased $0.3 million from the same period of 2002. D&E's local telephone service revenues increased 6.0%, to $3.7 million, in the first quarter of 2003 from $3.5 million in the same period of 2002, driven by rate increases effective in July 2002. D&E's RLEC network access revenues increased 5.2%, to $6.0 million, in the quarter, from $5.7 million recorded in the same period last year, as a result of higher call volumes and a decrease in certain rate elements of access revenues. Total RLEC operating income increased to $7.7 million for the quarter from $2.3 million in the same period last year. The Conestoga acquisition added $4.7 million to RLEC operating income while D&E's RLEC operating income increased $0.7 million.

Total CLEC revenues grew 375.3% for the first quarter of 2003, to approximately $8.5 million from approximately $1.8 million in the same period last year, driven by new customer additions and the Conestoga acquisition. Operating expenses increased $6.8 million, to $9.5 million, over the same period, and operating income declined 10.1%, to a $1.0 million loss (11.3% of revenue), in the first quarter of 2003 compared to a $0.9 million loss (48.6% of revenue) in the same period last year.

The Internet Services segment revenues grew 60.3% for the first quarter of 2003, to approximately $1.4 million in revenues, from $0.9 million in the same period of last year. The Conestoga acquisition accounted for 62.2%, or $0.3 million, of this increase while the remainder of the growth was primarily from increases in the subscriber base. Internet Services' operating loss for the first quarter of 2003 decreased to $0.2 million (12.4% of


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revenue) from an operating loss of approximately $0.3 million (32.5% of revenue)
in the same period last year.

Systems Integration revenues decreased 5.7% for the first quarter of 2003 to $5.2 million from $5.5 million in the first quarter 2002. The change included approximately $1.8 million from Conestoga businesses and decreased D&E product sales of $1.6 million and service related revenues of $0.6 million. We believe the decrease primarily related to reductions in customer spending for communications related infrastructure and consulting services. Systems Integration operating loss increased to $1.2 million in the first quarter of 2002 from a loss of $0.7 million in the same period last year.

Conestoga Wireless segment revenues were $0.4 million for the two weeks before the business was sold on January 14, 2003. There was no activity recorded in 2002 before the May 24, 2002 Conestoga Acquisition. Expenses for the final period were $0.8 million resulting in an operating loss of $0.4 million. The results of the Conestoga wireless segment held for sale are not reported in discontinued operations because D&E has continuing involvement after the sale as a result of D&E's continued guarantees on wireless tower site leases and D&E's responsibilities under a Build-to-Suit Agreement.

SELECTED OPERATING STATISTICS

                                         March 31, 2003            December 31, 2002        Change
                                         --------------            -----------------        ------
RLEC Lines                                   144,934                     145,310             - 0.3%
CLEC Lines                                    33,276                      30,200             +10.2%
DSL Subscribers                                6,124                       5,615             + 9.1%
Dial-up Subscribers                           12,967                      12,652             + 2.5%
Web Hosting Customers                            701                         651             + 7.7%


OTHER MATTERS

On May 24, 2002, D&E completed its acquisition of Conestoga Enterprises, Inc., a neighboring rural local exchange carrier providing integrated communications services throughout the eastern half of Pennsylvania. The integration process has progressed on plan during the first quarter of 2003.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E's management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to, the risk that Conestoga's business will not be successfully integrated into D&E; the costs related to the transaction; the significant indebtedness of the combined company; and other key factors that we have indicated could adversely affect

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
our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E Communications, Inc. is a provider of integrated communications services to residential and business customers in markets throughout central and eastern Pennsylvania. D&E offers its customers a comprehensive package of communications services including local and long distance telephone service, high-speed data services and Internet access service. D&E also provides business customers with systems integration services including voice and data network solutions.


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